Filed Pursuant to Rule 433

Registration No. 333-258592

Dated January 3, 2022

Warner Music Group Announces Sale of 8,562,500 Shares of Common Stock by Affiliates of Access Industries

New York, NY, January 3, 2022 – Warner Music Group Corp. (the “Company”) (Nasdaq: WMG) today announced the sale of an aggregate of 8,562,500 shares of the Company’s Class A common stock (the “Offering”) by affiliates of Access Industries, LLC (the “Selling Stockholders”) to Morgan Stanley & Co. LLC, as the sole underwriter in the registered public offering of those shares. The Selling Stockholders are selling all of the shares of Class A common stock in the Offering, and the Company will not receive any proceeds from the Offering.

Morgan Stanley & Co. LLC proposes to offer for sale the shares of common stock from time to time in one or more transactions on Nasdaq, in the over-the-counter market, through negotiated transactions or otherwise at a fixed price or prices, which may be changed, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part.

The Company’s effective registration statement, including a prospectus, relating to the offering was previously filed with the U.S. Securities and Exchange Commission (the “SEC”). Investors should read the prospectus in that registration statement and other documents the Company has filed with the SEC before investing for more complete information about the Company and this offering. These documents are available for free by searching for the Company’s public filings on the SEC’s website at www.sec.gov, or by visiting the Company’s website at https://investors.wmg.com/. Alternatively, copies of the prospectus and prospectus supplement, when available, may be obtained from Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the shares of Class A common stock or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration and qualification under the securities laws of such state or jurisdiction.

About Warner Music Group

With a legacy extending back over 200 years, Warner Music Group today is home to an unparalleled family of creative artists, songwriters, and companies that are moving culture across the globe. At the core of Warner Music Group’s Recorded Music division are four of the most iconic companies in history: Atlantic, Elektra, Parlophone and Warner Records. They are joined by renowned labels such as Asylum, Big Beat, Canvasback, East West, Erato, FFRR, Fueled by Ramen, Nonesuch, Reprise, Rhino,

Roadrunner, Sire, Spinnin’ Records, Warner Classics and Warner Music Nashville. Warner Chappell Music—which traces its origins back to the founding of Chappell & Company in 1811—is one of the world’s leading music publishers, with a catalog of more than one million copyrights spanning every musical genre from the standards of the Great American Songbook to the biggest hits of the 21st century.

Forward-Looking Statements

This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements regarding expectations as to the closing of the Offering. The forward-looking statements contained herein involve risks and uncertainties that could cause actual results to differ materially from those referred to in the forward-looking statements. More information about Warner Music Group and other risks related to Warner Music Group are detailed in Warner Music Group’s most recent annual report on Form 10-K and its quarterly reports on Form 10-Q and current reports on Form 8-K as filed with the SEC. Warner Music Group does not undertake an obligation to update forward-looking statements.

Additional factors that may affect future results and conditions are described in Warner Music Group’s filings with the SEC, which are available at the SEC’s web site at www.sec.gov.

Media Contact:

James Steven

James.Steven@wmg.com

Investor Relations Contact:

Kareem Chin

Kareem.Chin@wmg.com

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